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                                                                   EXHIBIT 10.29

June 18, 2003

Mr. Anthony Priore
74 Central Avenue
Highland Park, Illinois 60035

Dear Tony:

On behalf of iDine Rewards Network Inc. ("iDine" or "Company"), I am very pleased to offer you the position of Chief Marketing Officer. In this position you will report to me.

The terms of the offer include the following:

Effective Date - We anticipate a start date no later than July 21, 2003.

Base Salary - Your annual base salary is $200,000 and is paid biweekly. Your compensation will be reviewed annually in conjunction with all other senior management compensation reviews.

iDine Bonus - In 2003 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board. For the 2003 bonus program you will be eligible for a pro rated bonus that is equal to 50% of your base with an upside potential of 100%. The specific terms of the plan will follow this letter.

iDine Rewards Network Stock Option - You will be granted an option to purchase 90,000 shares of iDine Rewards Network, Inc. common stock at an exercise price equal to the closing price of the Company stock on the date of your acceptance of this employment offer from the Company. These options will vest ratably on each of the first four (4) anniversaries of your start date and be governed according to the terms of the Company's 1996 Long Term Incentive Plan ("LTIP"). Over the next three years, you will be eligible for an annual grant of up to 50,000 options based on performance. Provided, however that if the Company replaces stock options as the primary form of equity based compensation with another form of equity based compensation you will be entitled to such other form of equity based compensation in an amount that the Company determines is commensurate with the number of stock options set forth herein.

Employee Benefits - You will be entitled to the Company's comprehensive benefits package (medical, dental, long and short-term disability, Company matching 401K plan) and the iDine executive dining benefit. You will be entitled a monthly auto allowance of $1000.00. You will be entitled to three weeks of vacation annually. Employees are also granted 6 personal days each year.

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Termination Without Cause/Change of Control - If your employment is terminated for any reason other than Cause (as defined below), disability or death or if there is a change of control event (as defined in the Company's LTIP) and a diminution in your duties resulting from such change of control event, you will be entitled to twelve (12) months base salary paid pursuant to the Company's normal payroll practices at your then prevailing base salary from the date of your termination.

"Cause" shall mean an event where the employee (a) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures iDine or its direct or indirect subsidiaries; (b) commits a material violation of any law, rule or regulation of any governmental authority (state, federal or foreign) or any securities exchange or association or other regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of iDine or any of its direct or indirect subsidiaries or their respective clients.

Non-Compete - In the event you voluntarily or involuntarily leave iDine's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits, you will not directly or indirectly be employed by or perform work as a director, officer, independent contractor, partner or consultant for any company or entity involved in any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the iDine program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as the date of this offer).

Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with iDine all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of iDine and its affiliates which are disclosed to you during your employment. You will be asked to sign the Company's standard confidentiality agreement which agreement shall survive the termination of your employment for any reason.

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Condition Precedent to Severance - Your right to receive any severance payments or benefits is expressly conditioned on your execution of a General Release and a Non-Compete Agreement.

Tony, I am delighted to offer you the position of Chief Marketing Officer. I am confident that your acceptance of this offer will be the start of a very successful adventure for you and iDine. Of course, I am available to you to discuss this letter and answer any questions that you may have.



Sincerely,                                           Agreement Accepted:





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George S. Wiedemann                                  Anthony Priore
President and CEO                                    Date:
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